                                                                   Exhibit 10.20

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                 CONFIDENTIAL TREATMENT REQUIRED
                                           UNDER 17 C.F.R. SECTIONS 20.80(b)(4),
                                                            200.83 AND 240.24b-2


                              FACILITIES AGREEMENT

        THIS FACILITIES AGREEMENT (the "Agreement") is made this 31st day of August, 1998 between MDS NORDION INC., a Canadian corporation having a place of business at 447 March Road, Kanata, Ontario, Canada, K2K 1X8 ("Nordion") and COULTER PHARMACEUTICAL, INC., a Delaware corporation having a place of business at 550 California Avenue, Suite 200, Palo Alto, California, U.S.A. ("Coulter"). Nordion and Coulter are sometimes referenced in this Agreement individually as a "Party" and collectively as the "Parties".

                                    RECITALS

        WHEREAS, Coulter is the owner of certain data, information and technology related to the B1 Antibody (as such term is defined below) and the radiolabelling thereof; and

        WHEREAS, Nordion has expertise in designing and overseeing the construction of facilities for the radiolabelling of pharmaceutical compounds; and

        WHEREAS, the Parties have jointly developed a process for radiolabelling of B1 Antibody with iodine ("131I") pursuant to an Agreement between the Parties dated November 15, 1995 (the "Development Agreement"); and

        WHEREAS, the Parties are, simultaneous with the execution of this Agreement, entering into a supply agreement pursuant to which Nordion will radiolabel B1 Antibody with 131I on behalf of Coulter for clinical trials and for commercialization of such product (the "Supply Agreement"); and

        WHEREAS, the Parties now desire to set forth the terms under which Nordion will install and qualify an interim facility and a primary facility to be used for the manufacture of such 131I-labelled B1 Antibody.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1 "AFFILIATE" shall mean any entity or person which controls, is controlled by or is under common control with either Party. For purposes of this
Section 1.1, "control" shall mean (a) in the case of corporate entities, the direct or indirect ownership of more than one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership.


                                       1.

        1.2 "B1 ANTIBODY" shall mean the IgG2a anti-CD20 murine monoclonal antibody, as supplied by Coulter to Nordion for purposes of this Agreement or the Supply Agreement.

        1.3 "BATCH" shall mean a production batch of the Labelled Drug manufactured under the Supply Agreement.

        1.4 "BATCH CAPACITY" shall mean the capacity of the Interim Facility or the Primary Facility, as the case may be, to produce Labelled Drug.

        1.5 "CLASS 100 INSERT" shall mean both of the assets purchased by Nordion by purchase order on behalf of Coulter as described in [...***...]

        1.6 "CLINICAL TRIALS" shall mean any trials for clinical development of pharmaceutical products defined as "Phase I," "Phase II," "Phase III," or "Treatment IND" in FDA regulations, as amended from time to time.

        1.7 "CURRENT GOOD MANUFACTURING PRACTICES" OR "CGMP" shall mean the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of pharmaceutical materials as applied to biologics, except to the extent that Canadian standards for the manufacture, testing and quality control of pharmaceutical materials as applied to biologics are higher or more stringent than those required by the FDA, in which case such Canadian standards will apply. For Mexico, if any higher or more stringent standards for the manufacture and testing of pharmaceutical materials as applied to biologics are required, Coulter will notify Nordion and the Parties will discuss in good faith how to respond to such requirements.

        1.8 "DECOMMISSION" OR "DECOMMISSIONING" shall mean to remove the facility safely from service and render the facility environmentally safe and in so doing reduce residual radioactivity to a level that permits release of the facility for unrestricted use.

        1.9 "EFFECTIVE DATE" shall be the date set forth in Section 11.13.

        1.10 "FACILITY PROGRAM" shall mean the program for the construction of the Interim Facility and the Primary Facility as described in Article 2 of this Agreement.

        1.11 "FDA" shall mean the United States Food and Drug Administration.

        1.12 "FD&C ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

        1.13 "HOT CELLS" shall mean the assets purchased by Nordion by purchase order on behalf of Coulter pursuant to the letter agreement dated February 23, 1996 between Nordion and Coulter dated February 23, 1996 and September 30, 1997 (annexed as Exhibit 1.13), as installed [...***...] of Nordion's Kanata production site.


                                       2.


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        1.14 "IND" shall mean an Investigational New Drug application and any supplements thereto, as defined in FDA regulations, as amended from time to time.

        1.15 "INSTALLATION" of the Interim Facility shall mean the point in time when the Interim Facility is ready for the first dry run and Nordion's Nuclear Safety Committee has approved the use of such facility for the radiolabelling of B1 Antibody with 131I.

"Installation" of the Primary Facility shall mean the point in time when the Primary Facility is erected and ready to receive the Moveable Equipment and Nordion's Nuclear Safety Committee has approved the use of such facility for radiolabeling of B1 Antibody with 131I.

Once a facility has undergone Installation, it shall be deemed to be "Installed".

        1.16 "INSTALLATION QUALIFICATION" shall mean the program employed by Nordion by which it is established that the process equipment in question and ancillary systems are capable of consistently operating within established limits and tolerances.

        1.17 "INTERIM FACILITY" shall mean the facility described in Section 2.1 which has been Installed for the production of Labelled Drug, pursuant to
Article 2.

        1.18 "LABELLED DRUG" shall mean a pharmaceutical product containing the 131I-labelled B1 Antibody in either dosimetric or therapeutic final dosage form for use in Clinical Trials or for commercial sale, which has been, or is being, processed, compounded, formulated, finished, filled, labeled, packaged and/or shipped by Nordion pursuant to the Supply Agreement.

        1.19 "MAXIMUM ACTUAL CAPITAL COST" shall have the meaning set forth in
Section 2.6(b).

        1.20 "MOVEABLE EQUIPMENT" shall mean the equipment so identified in
Exhibit 1.20.

        1.21 "OPERATION QUALIFICATION" shall mean the program employed by Nordion by which it is established that the process equipment in question and ancillary systems are capable of producing Labelled Drug that consistently meets Specifications.

        1.22 "PRIMARY FACILITY" shall mean the facility described in Section 2.1 which has been Installed for the production of Labelled Drug pursuant to Article 2.

        1.23 "PRIMARY FACILITY QUALIFICATION PLAN" shall have the meaning set forth in Section 2.5(b).

        1.24 "PROCESS" shall mean the process of formulation and dispensing described in Nordion's Standard Operating Procedure #960700.SOP.

        1.25 "PROCESS PERFORMANCE QUALIFICATION" shall mean the program by which it is established that the process equipment, ancillary systems, and the Process are effective and reproducible.


                                       3.


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        1.26 "QUALIFIED" shall mean the condition of having passed standards for
Installation Qualification, Operation Qualification and Process Performance Qualification.

        1.27 "SPECIFICATIONS" shall have the meaning set forth in Section 1.31 of the Supply Agreement.

        1.28 "VALIDATION" shall mean the program mutually agreed to by the Parties by which documented evidence provides a high degree of assurance that the Process will consistently produce Labelled Drug that meets Specifications and quality attributes as mutually agreed by the Parties.

                                    ARTICLE 2

                                FACILITY PROGRAM

        2.1 PURPOSE. The purpose of this Agreement is to provide for the establishment of a facility at Nordion's manufacturing site in Kanata, Ontario, Canada which Nordion will use to supply Labelled Drug to Coulter for Clinical Trials and commercialization pursuant to the Supply Agreement. The facility to be used for the foregoing activities initially will be [...***...] of Nordion's plant located at Kanata, Ontario (the "Interim Facility"). Thereafter, the foregoing activities will be conducted in [...***...] of Nordion's plant located at Kanata, Ontario, in which will be installed or used (as appropriate) on Coulter's behalf, the Hot Cells and the Moveable Equipment (the "Primary Facility").

        2.2 PERFORMANCE CHARACTERISTICS. The Interim Facility and the Primary Facility shall have the capacity to use the Process to radiolabel B1 Antibody in accordance with cGMP and all other requirements set forth in this Agreement and the Supply Agreement in those Batch Capacity amounts set forth in Section 2.1 of the Supply Agreement.

               (a) It is acknowledged by the Parties that Installation of the Interim Facility was completed on [...***...].

               (b) It is further acknowledged by the Parties that Installation of the Primary Facility was completed by [...***...] (the "Primary Facility Installation Date").


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        2.3 FACILITY EXCLUSIVITY; REMOVAL OF INTERIM FACILITY FROM SERVICE.

               (a) Until the date on which the Primary Facility is Qualified, Nordion may not use the Interim Facility for any purpose other than producing Labelled Drug for Coulter or for conducting additional experiments per the instructions of Coulter and with the approval of Nordion. Additionally, for the term of the Supply Agreement and any renewals thereof, Nordion may not use the Primary Facility for any purpose other than producing Labelled Drug for Coulter or for conducting additional experiments per the instructions of Coulter and with the approval of Nordion.

               (b) The Interim Facility shall not be removed from service until the later of (i) ten (10) weeks after the Primary Facility is Qualified or (ii) the date upon which a fifth Batch of Labelled Drug which meets the Specifications has been produced in the Primary Facility. Notwithstanding the foregoing, Nordion may remove the Interim Facility from service if Coulter has not requested Nordion to produce a fifth Batch of Labelled Drug by the ten (10) week anniversary of the date on which the Primary Facility is Qualified.

        2.4 CHANGE ORDERS. If Coulter requests any modifications ("Change Orders") to the Facility Program, Nordion will use reasonable efforts to carry out such Change Orders. As set forth in Section 2.6, whether the Change Orders affect the Interim Facility, the Primary Facility, or both, the Maximum Actual Capital Cost will be increased, on the same basis for time and materials as is set forth in Section 2.6(a).

        2.5 QUALIFICATION PLANS AND EXPENSES.

               (a) INTERIM FACILITY. It is acknowledged by the Parties that the Interim Facility was Qualified by Nordion on or about [...***...].

               (b) PRIMARY FACILITY. Preparation and approval of Primary Facility Qualification Plans shall be carried out by Nordion in collaboration with Coulter as set forth in this Section 2.5(b). Nordion will prepare and Coulter will approve, such approval not to be unreasonably withheld, a qualification plan for the Primary Facility (the "Primary Facility Qualification Plan") which will set forth the steps to be followed by Nordion in causing the Primary Facility to be Qualified. The Parties will prepare a budget for performance of the Primary Facility Qualification Plan in a manner consistent with Nordion's current estimation process. Upon receipt of supporting documentation from Nordion, Coulter shall pay in full, pursuant to Section 2.5(d), all amounts actually incurred by Nordion which are less than or equal to the amounts budgeted for performance of the Primary Facility Qualification Plan.

               (c) EXCESS EXPENSES. Any reasonable expenses of performance under the Primary Facility Qualification Plan which exceed the amounts budgeted therefor ("Excess Expenses") shall be allocated as set forth in this Section 2.5(c). Excess Expenses related to performance under the Primary Facility Qualification Plan derived primarily from errors committed by Nordion in carrying out the Primary Facility Qualification Plan shall be borne solely by Nordion. All other Excess Expenses related to performance under the Primary Facility Qualification Plan shall be borne by Coulter, subject to Coulter's prior written authorization.


                                       5.


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               (d) PAYMENTS. All payments due to Nordion under this Section 2.5 shall be paid by Coulter within thirty (30) days of Coulter's receipt of invoice therefor, except that the final payment due to Nordion for performance of the Primary Facility Qualification Plan shall be made by the later of (i) fifteen
(15) days after Coulter's acceptance of the Primary Facility Qualification Report or (ii) thirty (30) days after Coulter's receipt of an invoice therefor.

               (e) PRIMARY FACILITY QUALIFICATION REPORT. At such time or times as are set forth in the Primary Facilities Qualification Plan, and at such time as the Primary Facility is Qualified, Nordion shall prepare and submit to Coulter a report (the "Primary Facility Qualifications Report") summarizing the activities performed pursuant to the Primary Facility Qualification Plan, including but not limited to facility qualification, media fills, and the full activity run contemplated by the Primary Facility Qualification Plan.

        2.6 CAPITAL COSTS OF THE FACILITY PROGRAM.

               (a) ACTUAL CAPITAL COST. The actual capital cost ("Actual Capital Cost") of the Facility Program will be calculated on a time and materials basis as follows: in performing the Facility Program, Nordion will provide labor at the rate of [...***...] per hour ([...***...] per hour after November 1, 1997), and will provide materials and equipment at Nordion's cost plus an additional [...***...] administrative fee; provided, however, that no such administrative fee shall be charged on any travel expenses Nordion incurs pursuant to the Facility Program.

               (b) MAXIMUM ACTUAL CAPITAL COST. Except as set forth in Section 2.4, in no event will the Actual Capital Cost invoiced to Coulter exceed [...***...] (the "Maximum Actual Capital Cost") without the prior written authorization of Coulter. The Maximum Actual Capital Cost was derived from a preliminary engineering estimate for a manually operated facility with capacity to process [...***...] vials per Batch. Upon request of Coulter and as agreed by Nordion, the scope of the Primary Facility shall be expanded to be capable of processing [...***...] vials per Batch ("Scope Change"). The Scope Change shall include the installation of a third Hot Cell, as well as the addition of automated systems for dispensing, QC testing and packaging. Nordion shall obtain the prior written authorization of Coulter, as set forth in Section 2.4 for all incremental expenses resulting from the Scope Change.

               (c) AUDITS. Except as provided below, Coulter, at its sole expense and through an independent certified public accountant reasonably acceptable to Nordion, shall have the right to access the books and records of Nordion relating to compensation due hereunder for the sole purpose of verifying such statements. Such access shall be conducted after six (6) weeks prior written notice to Nordion during ordinary business hours, shall not be more frequent than once during each calendar year and shall not include books and records which predate the date of the audit by more than three (3) years. Coulter agrees to keep in strict confidence all information learned in the course of such audit, except when it is necessary to reveal such information in order to enforce its rights under this Agreement. Coulter's right to have such records examined shall survive termination or expiry of this Agreement for a period of two (2) years. In all events, Nordion shall promptly remit to Coulter the amount of any overpayment. Coulter shall bear the


                                       6.


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full cost of such audit unless such audit discloses an overpayment by Coulter during the audit period in question (the "Audit Period") of more than [...***...] of the amount actually due (provided that such overpayment is at least [...***...] during such Audit Period), in which event Nordion shall reimburse Coulter for the costs of such audit. In the event a given Audit Period is more than one year, the [...***...] threshold amount set forth in the preceding sentence shall be pro rated for such Audit Period by multiplying [...***...] by a fraction, the numerator of which is the number of days in the Audit Period and the denominator of which is 365.

        2.7 SCALE-UP AND VALIDATION PLAN. After the Primary Facility is Installed, Nordion agrees, upon request from and in conjunction with Coulter, to work diligently to develop a Primary Facility Scale-Up and Validation Plan ("Plan") that will allow the expansion of Batch Capacity in the Primary Facility under cGMP to those amounts set forth in Section 2.1 of the Supply Agreement. The costs of development and implementation of the Plan will be borne by Coulter on a time and materials basis.

        2.8 REPAIRS AND MAINTENANCE OF FACILITIES. After each of the Interim Facility and the Primary Facility are Installed, Nordion shall maintain each such facility in satisfactory operating condition as required by the Specifications, Process and cGMP and all other applicable laws, regulations, rules or orders of the United States and Canada. In the event of any conflict between the applicable laws, regulations, rules or orders of the United States and the applicable laws, regulations, rules or orders of Canada, Nordion will notify Coulter of such conflict and the Parties shall act in good faith to resolve such conflict or to determine which laws, regulations, rules or orders take precedence; provided, however, that at all times the Parties shall comply with the requirements of cGMP. The cost of routine repairs, preventative maintenance and service contracts for [...***...] shall be borne by [...***...]. [...***...] will bear all reasonable expenses for any Major Repairs to or replacement of the Moveable Equipment. "Major Repair(s)" shall mean a repair to a given asset entailing expenditures in excess of the lesser of (a) [...***...] of the subject asset's purchase price as determined at the time of purchase by the invoice price less any discounts received and (b) [...***...]. The maximum amount [...***...] will be required to pay in any calendar year for routine repairs, preventative maintenance and service contracts for the [...***...] shall be [...***...]. Any reasonable amounts for routine repairs, preventative maintenance and service contracts for the [...***...] in excess of [...***...] in any calendar year will be borne by [...***...]. Preventative maintenance and service contracts for the [...***...] in excess of [...***...] per year which are approved in advance by [...***...] will be borne by [...***...]. All amounts set forth in this Section 2.8 shall be based on Nordion's out-of-pocket costs and Nordion's standard internal labor rates. Nordion shall coordinate with and advise Coulter regarding the advisability of any Major Repair or replacement. Notwithstanding anything in this Agreement, [...***...] shall be responsible for bearing the costs for [...***...]. The only repairs, if any, to the [...***...] which shall be borne by [...***...] are those [...***...].

        2.9 REPORTS. Nordion shall provide monthly written reports to Coulter summarizing Nordion's progress under the Facility Program.


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                                    ARTICLE 3

                                 ASSET OWNERSHIP

        3.1 HOT CELLS.

               (a) Nordion has purchased, on behalf of Coulter, the Hot Cells, which will be/have been installed in the Primary Facility as described above. Subject to its obligations to [...***...] under circumstances as set forth in this Agreement, Coulter shall [...***...]; provided, however, that usage thereof shall belong exclusively to Nordion for the purpose of producing Labelled Drug for Coulter. Coulter represents and warrants that the Hot Cells are not encumbered, and shall, during the term of this Agreement, remain free and clear of any and all encumbrances including, but not limited to, mortgages, charges and liens and that no effective financing statement or other instrument similar in effect covering all or any part of the Hot Cells is on file in any recording office.

               (b) In partial consideration of the services to be performed hereunder by Nordion, on or before the earlier of the natural expiration of the Supply Agreement or the tenth (10th) anniversary of the Effective Date of this Agreement, Coulter promises without further notice or demand to either:

                      (i) pay Nordion [...***...]; or

                      (ii) [...***...]

If at any time Coulter pays to Nordion the sum set out in (i) above and removes the Hot Cells, Coulter shall be responsible for all costs associated with such Decommissioning and removal and shall return the area at Nordion's facility housing the Hot Cells to substantially its condition and state prior to the removal of the Hot Cells.

               (c) Until such time as Coulter has made [...***...] as set out elsewhere in this Agreement (the [...***...]), Nordion shall have, and is hereby granted, [...***...]. The [...***...] shall [...***...] as of the Effective Date and be [...***...] by Nordion, and shall [...***...] (notwithstanding any material breach, founded or unfounded, alleged or attributable to Nordion). Until the [...***...], Nordion at all times shall be entitled to the [...***...] in accordance with the provisions set out in this Agreement.

               (d) Notwithstanding the applicable law set out in this Agreement, the laws of Ontario shall govern the security interest set out in this Section 3.1.


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        3.2 CLASS 100 INSERT. Nordion has purchased, on behalf of Coulter, one or more Class 100 Insert(s). Coulter shall at all times hold all right, title and interest in the Class 100 Insert(s). When the Interim Facility is removed from service, Nordion shall Decommission and store the Class 100 Insert(s) contained in the Interim Facility at its Kanata site in a manner which would allow Nordion to use the Class 100 Insert(s) as an available backup to the Primary Facility for manufacturing Labelled Drug, subject to the availability of a suitable hot cell, until such time as the Parties mutually agree that the Class 100 Insert(s) is (are) no longer useful for such purpose. Thereafter, Nordion, at its option, will either purchase the Class 100 Insert(s) from Coulter for a commercially reasonable price or deliver it (them) to a site designated by Coulter, at Coulter's expense.

        3.3 OTHER ASSETS. Nordion shall own all assets purchased for installation in the Interim Facility and the Primary Facility except as set forth in Sections 3.1 and 3.2 and in the following sentence. In all events, however, the Moveable Equipment will remain the property of Coulter. The parties agree that certain backup equipment should be procured for use in the Interim Facility and the Primary Facility and that such backup equipment may be used by Nordion for purposes outside this Agreement, subject to the prior written approval of Coulter.

                                    ARTICLE 4

                                    PAYMENTS

        Except as otherwise expressly provided, all payments due to Nordion hereunder shall be paid within thirty (30) days of receipt of invoice by Coulter therefor. All payment amounts set forth in this Agreement are in U.S. dollars and all amounts due under this Agreement shall be paid in U.S. dollars.

                                    ARTICLE 5

                        LICENSES, PATENTS AND TECHNOLOGY

        5.1 LICENSE. Coulter hereby grants Nordion a [...***...] license during the term of this Agreement to use the data, information and technology provided by Coulter to Nordion which relates to B1 Antibody radiolabelling, for the limited purpose of assisting Nordion in carrying out its obligations under this Agreement.

        5.2 OWNERSHIP OF WORK PERFORMED.

               (a) For purposes of this section, "Background Technology" shall mean all Nordion proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which Nordion owns or which is licensed to Nordion by a party other than Coulter and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of Nordion, prior to the effective date of the Development Agreement. The Background Technology shall remain the sole property of Nordion.


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               (b) Nordion agrees and Coulter acknowledges, that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of this Agreement, except to the extent that it relates to or embodies the Background Technology or improvements to the Background Technology, shall be the sole and exclusive property of Coulter. Except as otherwise set out in this Section 5.2, Coulter is and shall be vested with all right, title and interest, including patent, copyright and trade secret rights, in such ideas, improvements, inventions and works of authorship. Nordion hereby assigns to Coulter all right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.

               (c) Coulter hereby grants to Nordion a [...***...] license to exploit all ideas, improvements, inventions and works of authorship assigned to or vested in Coulter as described in Section 5.2(b) for any application, except the manufacture of any pharmaceutical for the treatment of hematological malignancy.

        5.3 COULTER PROPRIETARY INFORMATION. All data, information, or technology supplied to Nordion by Coulter to assist Nordion in carrying out its obligations hereunder shall remain the property of Coulter and shall be returned by Nordion to Coulter upon termination of this Agreement.

        5.4 PATENT APPLICATIONS.

               (a) Nordion shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Coulter as reasonably required to perfect in Coulter the rights, title and other interests in Nordion's work product expressly granted to Coulter under this Agreement. Reasonable costs related to such assistance, if required, shall be paid by Coulter.

               (b) Notwithstanding any other provision of this Agreement, in the event that Nordion requests in writing that Coulter file, maintain and prosecute a patent application pertaining to rights granted to Nordion pursuant to Section 5.2(c) hereof, then Coulter shall have thirty (30) days to inform Nordion whether or not such application will be made. In the event that Coulter fails to inform Nordion of its intent to proceed with the requested patent application within such thirty (30) day period, then Nordion shall have the sole right to proceed with the filing, prosecution and maintenance of such patent application, at its sole expense. Any patent resulting therefrom shall be the sole property of Nordion, subject only to Coulter's [...***...] right to use and sublicense the use of such patent in connection with products based on the 131I-labelled B1 Antibody. Coulter shall execute all papers, including patent applications and invention assignments, and otherwise shall assist Nordion as reasonably required to perfect in Nordion the patent rights described in this Section 5.4(b).


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                                    ARTICLE 6

                                   TERMINATION

        6.1 TERMINATION FOR BREACH. This Agreement may be terminated by either Party in the event of the material breach by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a "Breach Notice"), specifying the grounds therefor. Upon receipt of such Breach Notice, the breaching Party shall have [...***...] or [...***...] with respect to a failure by Coulter to pay any amounts hereunder when due, other than with respect to amounts which Coulter, in good faith, disputes are due to Nordion) to respond by curing such breach. If the breaching Party does not cure such breach within such cure period, the other Party may terminate the Agreement. Subject to
Section 11.3, termination of this Agreement pursuant to this Section shall not affect any other rights or remedies which may be available to the non-breaching Party.

        6.2 REMEDIES UPON TERMINATION. The remedies available to the Parties upon early termination of this Agreement are set forth in Article 11 of the Supply Agreement.

        6.3 BANKRUPTCY; INSOLVENCY. A Party may terminate this Agreement upon the occurrence of either of the following:

               (a) The other Party is subject to the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Party in an involuntary case under the Federal Bankruptcy Code in the United States or the Bankruptcy and Insolvency Act in Canada, as now constituted or hereafter amended, or any other applicable national federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

               (b) The filing by the other Party of a petition for relief under the Federal Bankruptcy Code in the United States or the Bankruptcy and Insolvency Act in Canada, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

        6.4 CONSEQUENCES OF TERMINATION OR EXPIRATION. Upon expiration or termination of this Agreement, the obligations of the Parties under Sections 2.6(c), 5.2, 5.4, 11.3 and Articles 3, 7 and 10 hereof, and any other article which by its nature is to survive shall survive such expiration or termination.

        6.5 SIMULTANEOUS TERMINATION OF SUPPLY AGREEMENT AND THIS AGREEMENT. If either Party terminates the Supply Agreement or Facilities Agreement for any reason, both Agreements shall be deemed to be terminated on the same day and
Article 11 of the Supply Agreement shall govern the effect and consequences of the termination with respect to both agreements.


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                                    ARTICLE 7

                                    INDEMNITY

        7.1 INDEMNIFICATION BY COULTER. Subject to Nordion's compliance with
Section 7.4, Coulter agrees to indemnify, defend and hold Nordion and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits ("General Claims Against Nordion") arising out of
(a) Coulter's breach of any of its warranties or representations hereunder or
(b) Coulter's negligent acts or omissions or willful misconduct. Notwithstanding the foregoing, Coulter will not be required to indemnify, defend and hold Nordion or its Affiliates, and their respective directors, officers, employees and agents harmless from and against any General Claims Against Nordion arising out of (i) Nordion's breach of any of its warranties or representations hereunder; (ii) Nordion's negligent acts or omissions or willful misconduct; or
(iii) except as otherwise directed by Coulter, any failure of Nordion to construct the Interim Facility and/or the Primary Facility in accordance with Sections 2.1 and 2.2 hereof and in accordance with cGMP and any other applicable laws, regulations or other requirements of any applicable governmental entity in the United States or Canada. Notwithstanding anything in this Section 7.1, General Claims Against Nordion shall not include IP Claims Against Nordion (as such term is defined below).

        7.2 INDEMNIFICATION BY NORDION. Subject to Coulter's compliance with
Section 7.4, Nordion agrees to indemnify, defend and hold Coulter and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits ("General Claims Against Coulter") arising out of
(a) Nordion's construction and/or use of the Interim Facility and the Primary Facility; (b) Nordion's breach of any of its warranties or representations hereunder; or (c) Nordion's negligent acts or omissions or willful misconduct. Notwithstanding the foregoing, Nordion will not be required to indemnify, defend and hold Coulter or its Affiliates, and their respective directors, officers, employees and agents harmless from and against any General Claims Against Coulter arising out of (i) Coulter's breach of any of its warranties or representations hereunder or (ii) Coulter's negligent acts or omissions or willful misconduct. Notwithstanding anything in this Section 7.2, General Claims against Coulter shall not include IP Claims against Coulter (as such term is defined below).

        7.3 INTELLECTUAL PROPERTY CLAIMS.

               (a) Subject to Coulter's compliance with Section 7.4, Nordion agrees to indemnify, defend and hold Coulter and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the construction or use of the Interim Facility or the Primary Facility infringes a United States or Canadian patent or any other proprietary rights of a third party ("IP Claims against Coulter"). Notwithstanding the foregoing, Nordion will not be required to indemnify, defend


                                      12.

and hold Coulter or its Affiliates, and their respective directors, officers, employees and agents harmless for and against any IP Claims Against Coulter arising out of any data, information or technology provided by Coulter to Nordion for purposes of this Agreement.

               (b) Subject to Nordion's compliance with Section 7.4, Coulter agrees to indemnify, defend and hold Nordion and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the use of any data, information or technology provided by Coulter to Nordion for purposes of this Agreement infringes a United States or Canadian patent or any other proprietary rights of a third party ("IP Claims against Nordion").

        7.4 INDEMNIFICATION PROCEDURES. A Party (the "Indemnitee") which intends to claim indemnification under this Article 7 shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, and the Indemnitor shall not be responsible for any attorneys' fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

        7.5 INSURANCE. Nordion agrees, at Nordion's expense, to maintain general liability insurance and property insurance covering loss or damage to (i) the Interim Facility and the Primary Facility, (ii) any asset owned by Coulter in the possession of Nordion under this Agreement, including, but not limited to, [...***...], and (iii) Nordion's facility located at Kanata, Ontario. Such insurance policy shall designate Coulter as payee in the event of any loss or damage specifically as it relates to any asset owned by Coulter. Nordion agrees that such insurance shall be replacement value insurance for all property owned by Coulter. Nordion shall provide to Coulter a certificate of insurance designating Coulter as payee in event of any loss or damage covered by clause
(ii) of the first sentence of this Section 7.5, provided that any proceeds so received shall be used to repair or replace such damaged or destroyed assets, including, but not limited to, [...***...]. Any insurance policy held by Nordion pursuant to this Section 7.5 will provide that


                                      13.


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
the insurer shall give Coulter thirty (30) days advance notice of any termination or cancellation of such coverage by the insurer. Nordion shall provide Coulter with thirty (30) days written notice prior to termination or cancellation of such coverage by Nordion. Any proceeds received by Nordion for the damage or destruction of the Primary Facility shall be used to repair or replace such facility. This Section 7.5 shall survive termination of this Agreement with respect to clause (ii) of the first sentence of this Section 7.5.

                                    ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES

        8.1 COULTER WARRANTIES. Coulter warrants that:

               (a) all activities of Coulter under this Agreement will be accomplished in accordance with the terms of this Agreement;

               (b) (i) to Coulter's best information and belief, it is the owner or licensee of all data, information and technology supplied to Nordion by Coulter to assist Nordion in carrying out its obligations hereunder (the "Coulter IP"), (ii) to Coulter's best information and belief, the Coulter IP does not infringe any patents, copyright or other industrial or intellectual property rights of third parties, (iii) it has the right to grant the license set forth in Section 5.1 and the right to permit Nordion to use the Coulter IP to carry out Nordion's obligations as contemplated herein, and (iv) it has not received any notice of adverse claim or infringement of any patent contained in the Coulter IP; and

               (c) to Coulter's best information and belief, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by the manufacture, use or sale of Labelled Drug. Notwithstanding the preceding sentence, Coulter makes no warranty with respect to intellectual property rights relating to (i) any processes performed by Nordion hereunder, except for that portion of any process contributed by Coulter, or (ii) the construction or maintenance of the Interim Facility or the Primary Facility by Nordion.

        8.2 NORDION WARRANTIES. Nordion warrants that:

               (a) all activities of Nordion under this Agreement will be accomplished in accordance with the terms of this Agreement;

               (b) (i) except for the Coulter IP, to Nordion's best information and belief, it is the owner of all data, information and technology to be used by Nordion in carrying out its obligations hereunder (the "Nordion IP"), (ii) to Nordion's best information and belief, the Nordion IP does not infringe any patents, copyright or other industrial or intellectual property rights of third parties, (iii) it has the right to use the Nordion IP to carry out its obligations as contemplated herein, and (iv) it has not received any notice of adverse claim or infringement of any patent relating to the Nordion IP; and


                                      14.

               (c) to Nordion's best information and belief, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by (i) any processes performed by Nordion hereunder, except for that portion of any process contributed by Coulter, or
(ii) the construction or maintenance of the Interim Facility or the Primary Facility by Nordion.

               8.3 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party that this Agreement is legal and valid and the obligations binding upon such Party are enforceable in accordance with their terms, and that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                                    ARTICLE 9

                                  FORCE MAJEURE

        Neither Party shall be liable to the other for loss or damage by virtue of the occurrence of an event of Force Majeure (as defined in this Article 9). In the event of Force Majeure, the Party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations. Coulter acknowledges that if Nordion is the Party affected by the Force Majeure event, Nordion may first restore the production of its core products at Nordion's facility prior to resuming its obligations under this Agreement, but Nordion agrees that it will resume its obligations under this Agreement as soon as is practicable thereafter. "Force Majeure" shall mean an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such event occurs by reason of any act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, failure of suppliers to provide materials, equipment or machinery, interruption of or delay in transportation, strike or labor disruption, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the commercially reasonable control of such Party.

                                   ARTICLE 10

                                 CONFIDENTIALITY

        10.1 CONFIDENTIALITY AND EXCEPTIONS. Except as set forth below, all information disclosed by one Party to the other Party in connection with the work performed hereunder shall be deemed to be the disclosing Party's "Confidential Information". Confidential Information shall include, but not be limited to, information relating to the B1 Antibody and the structure of Labelled Drug, any know-how relating to the manufacture of facilities for the production of Labelled Drug, and the manufacturing cost and other financial arrangements made pursuant to this Agreement. Each Party agrees that it will take the same steps to protect the confidentiality of


                                      15.

the other Party's Confidential Information as it takes to protect its own proprietary and confidential information, which shall in no event be less than reasonable steps. Each Party, and its employees and agents, shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement, or with the other Party's written consent, the other Party's Confidential Information. For the purposes of this Agreement, Confidential Information shall not include such information that:

               (a) was already known to the receiving Party at the time of disclosure by the other Party, other than under an obligation of confidentiality; or

               (b) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

               (c) was lawfully disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or

               (d) was independently developed by or for the receiving Party without the aid, application or use of Confidential Information; or

               (e) was disclosed to a third party by the disclosing Party without an obligation of confidentiality; or

               (f) was independently developed by persons who did not have access to the Confidential Information.

        10.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable government laws or regulations or conducting preclinical or Clinical Trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure a protective order or confidential treatment of such Confidential Information required to be disclosed. In addition, upon prior approval of Nordion, which will not be unreasonably withheld, Coulter may disclose, under a comparable binder of confidentiality, and on a need-to-know basis, information received under this Agreement to its other partners for the development or commercialization of Labelled Drug. Neither Party shall disclose Confidential Information of the other Party in any patent filings without the prior written consent of the other Party.

        10.3 CONFIDENTIALITY AND PUBLICITY. The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, and except as may be authorized elsewhere in this Article 10, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the


                                      16.

other. In the event either Party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other Party of the text of such press release, such approval not to be unreasonably withheld..

        10.4 SURVIVAL OF CONFIDENTIALITY. All obligations of confidentiality and non-use imposed upon the Parties under this Article 10 shall expire ten (10) years after the expiration or termination of this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

        11.1 NOTICE. All notices under this Agreement must be made in writing and mailed or delivered to the following:

               Coulter:             Coulter Pharmaceutical, Inc.
                                    550 California Avenue, Suite 200
                                    Palo Alto, CA, U.S.A.
               Attention:           Chief Financial Officer

               Nordion:             MDS Nordion Inc.
                                    447 March Road
                                    Kanata, Ontario, CANADA

               Attention:           Vice President, Technology and
                                    Business Development



        11.2 NO IMPLIED LICENSE. It is agreed that disclosure of data, information or technology by Nordion or Coulter during the term of this Agreement shall not, except to the extent granted herein, constitute any grant, option or license under any patent, technology or other rights held by Nordion or Coulter.

        11.3 DISCLAIMER OF CONSEQUENTIAL DAMAGES. Except as set forth in the Supply Agreement, in no event shall either Party be liable to the other Party or its Affiliate for indirect, contingent, incidental, special or consequential damages, including, but not limited to, any claim for damages based on lost profits, cost of capital, loss of business opportunity or loss of time.

        11.4 ASSIGNMENT. Assignment of this Agreement may only be carried out in conjunction with the Supply Agreement and for the purposes of assignment the terms and conditions contained in Section 16.5 of the Supply Agreement shall govern.

        11.5 APPLICABLE LAW. Except as set forth in Section 3.1(d), this Agreement will be governed by the laws of the State of New York as applied to contracts executed and performed in New York by New York residents.


                                      17.

        11.6 DISPUTE RESOLUTION.

               (a) In the event that at any time during the term of this Agreement a disagreement, dispute, controversy or claim should arise relating to scientific or technical issues in connection with Nordion's performance under this Agreement, the Parties will attempt in good faith to resolve their differences for [...***...]. If, after [...***...], the Parties are unable to resolve such dispute, the Parties shall refer the matter to a third party consultant with expertise in the scientific or technical area of dispute for [...***...]. In the event such consultant is unable to work out a resolution of the issue with the Parties, either Party shall be free to take any action and seek any remedy it may have at law or in equity, including specific performance and injunctive relief.

               (b) In the event that at any time during the term of this Agreement a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under this Agreement, or the breach, or invalidity thereof other than a dispute relating to scientific or technical issues in connection with Nordion's performance under this Agreement, the Parties will attempt in good faith to resolve their differences by referring the matter to the Chief Executive Officers of the Parties (or their designees) for [...***...], following which either Party shall be free to take any action and seek any remedy it may have at law or in equity, including specific performance and injunctive relief.

        11.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties agree to replace any invalid provision or parts thereof by new provision(s) which closely approximate the economic and proprietary results intended by the Parties.

        11.8 ENTIRE AGREEMENT. This Agreement, together with the attached Exhibits and the Supply Agreement and the Development Agreement, contains the sole and entire understanding of the Parties related to its subject matter and supersedes all prior or contemporaneous oral or written agreements concerning the subject matter.

        11.9 MODIFICATION. This Agreement cannot be changed orally and no modification of this Agreement will be recognized or have any effect, unless the writing in which it is set forth is signed by Nordion and Coulter, nor will any waiver of any of the provisions of this agreement be effective unless in writing and signed by the Party to be charged therewith.

        11.10 COMPLIANCE. This Agreement shall be carried out in compliance with all applicable laws, by-laws, rules, regulations and orders of federal, state, provincial or municipal governments.


                                      18.


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
        11.11 NON-WAIVER. Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either Party's rights in the event of any additional breach.

        11.12 HEADINGS. The headings herein are for the purpose of convenience of reference only and are not intended to define or limit the contents of this Agreement.

        11.13 EFFECTIVE DATE. This Agreement shall be deemed effective as of [...***...].

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective duly authorized officers as of the date first written above.

                                            MDS NORDION INC.

                                       By:
                                          -------------------------------------

                                       Printed Name:
                                                    ---------------------------


                                       Title:
                                             ----------------------------------


                                       COULTER PHARMACEUTICAL, INC.

                                       By:
                                          -------------------------------------

                                       Printed Name:
                                                    ---------------------------

                                       Title:
                                             ----------------------------------


                                      19.


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
                                  EXHIBIT 1.13

                             LETTER AGREEMENTS DATED

                    FEBRUARY 23, 1996 AND SEPTEMBER 30, 1997

Nordion International Inc.
447 March Road
Kanata, Ontario
Canada
K2K-1X8

Attention: David Evans, V.P. Technology and Business Development

Dear Sir,

     1. In preparation for the carrying out of the Facility Phase and commercial supply of radiolabelled B-1 antibody with 1-131 as set out in the agreement between Nordion International Inc. ("Nordion") and Coulter Pharmaceutical, Inc. ("Coulter"), dated the 15th day of November, 1995 (the "Agreement"), we hereby instruct Nordion and Nordion, in reliance on said instruction, agrees to proceed with the purchase of the hot cells as Nordion deems appropriate to carry out the Facility Phase and commercial supply of radiolabelled B-1 antibody with I-131. Coulter acknowledges that Nordion shall be entering into a purchase agreement (the "Purchase Agreement") with its supplier Von Gahlen International Inc. ("Won Gahlen") for the purchase and supply of such hot cells.

     2. In consideration of the purchase of the hot cells by Nordion, Coulter hereby agrees to reimburse to Nordion the purchase price of [...***...], plus an administration fee of [...***...] calculated thereon (hereafter the "Aggregate Purchase Price"), payable as follows: Coulter shall pay to Nordion, due within five (5) business days of execution of this letter agreement, [...***...]. In addition Coulter shall make interim payments (the "Interim Payments") to Nordion, (i) on a monthly basis within 15 days of receipt of Nordion's invoice, and (ii) within 15 days of receipt of Nordion's invoice after inspection/acceptance of the hot cells by Nordion at Von Gahlen's site, such Interim Payments corresponding to the contract value of work performed to such date by Von Gahlen, increased by the above mentioned [...***...] administration fee. Coulter shall make a final payment (the "Final Payment") to Nordion within 30 days of receipt of Nordion's invoice after installation/acceptance of the hot cells by Nordion at Nordion's facility. The [...***...] shall be retained by Nordion and applied to the Final Payment when due, provided, for greater certainty, that in the event of cancellation of the Purchase Agreement by Nordion prior to Final Payment due to the acts or omissions of Coulter, such sum shall be deemed forfeited by Coulter.

     3. Without the prior written consent of Coulter, under no circumstances shall Coulter's payment obligations through the Interim Payment immediately following inspection/acceptance by Nordion at Von Gahlen's site in the aggregate exceed [...***...] nor shall Coulter's total payment obligations under this agreement, subject to the indemnity provisions contained herein, exceed the Aggregate Purchase Price. Notwithstanding the immediately preceding sentence and without regard to the limitations set out therein, in the event of cancellation of the Purchase Agreement due to the acts or omissions of Coulter the cancellation payment terms set forth in paragraphs 5 and 8 shall govern.


[*] Confidential Treatment Requested

     4. Accompanying each of Nordion's invoices shall be a report issued by Von Gahlen setting out work performed and the contract value of such work performed during the relevant period. With respect to the Interim Payment following inspection/acceptance at Von Gahlen's site and with respect to the Final Payment, Nordion's invoice shall be accompanied by its written representation that Nordion has paid the amounts due to Von Gahlen following Nordion's inspection/acceptance, pursuant to the terms of the Purchase Agreement. Within 30 days of installation/acceptance of the hot cells at Nordion's facility, Nordion shall provide to Coulter a report stipulating that the work performed by Von Gahlen substantially conforms to specification (which may be amended from time to time) as set out in the Purchase Agreement and that the hot cells may be used for the purpose for which they are intended.

     5. In the event of termination by Nordion of the purchase of the hot cells from Von Gahlen, due to the acts or omissions of Coulter, including but not limited to Coulter's failure to pay any sums due Nordion or Coulter's discontinuation of the project, Coulter shall indemnify and hold harmless Nordion for all losses, costs, expenses (including reasonable attorneys fees) and damages that Nordion may incur as a result of any claim, action or suit instituted by Von Gahlen against Nordion. Such indemnification on the pan of Coulter does not extend to claims arising out of Nordion's gross negligence, recklessness, or intentional wrongdoing.

     6. In addition, Nordion shall stipulate in the Purchase Agreement with Von Gahlen that if Von Gahlen shall fail to complete installation of the hot cells within one week of the installation date specified in the Purchase Agreement, for reason other than an act or omission of Nordion or force majeure, in addition to any other remedies Nordion may have, a late charge by way of liquidated damages shall be payable by Von Gahlen to Nordion in the amount of [...***...] per week of the total purchase price of the hot cells, for [...***...]. Any such amounts collected by Nordion, provided Coulter is not in default under this agreement, shall be paid over to Coulter.

     7. Nordion and Coulter shall use good faith efforts to negotiate and enter into an agreement to carry out the Facility Phase and manufacturing obligations for clinical trials and commercial supply of radiolabelled B-1 antibody with 1-131 which negotiations, notwithstanding the provision of right of first negotiation set out in the Agreement, shall be completed prior to April 30, 1996. In the event that such good faith negotiations and an agreement are not concluded by April 30, 1996, or such other date as agreed between the parties, Nordion shall cancel the Purchase Agreement without recourse by Coulter.

     8. Upon cancellation of the Purchase Agreement due to the acts or omissions of Coulter or failure by the parties to reach the agreement contemplated in paragraph 7, within 15 days after receipt of Nordion's final invoice, Coulter shall pay to Nordion the remaining unpaid contract value owing by Nordion to Von Gahlen to the date of cancellation, as determined under provisions of the Purchase Agreement, plus Nordion's [...***...] administration fee to the extent not previously paid. At Coulter's request provided to Nordion within 20 days of the effective date of termination and at Coulter's expense, Nordion shall take possession of and/or assign such work performed, to Coulter. All shipping costs incurred by Nordion for delivery to Coulter shall be borne by Coulter.


[*] Confidential Treatment Requested

     9. Prior to installation of the hot cells at Nordion's facility, so long as all payments then due have been received by Nordion from Coulter, title in and to the work performed by Von Gahlen (including hot cells, components or parts thereof, as between Nordion and Coulter, shall belong to Coulter. For greater certainty, work performed by Von Gahlen shall not include Nordion drawings or other Nordion proprietary information provided to Von Gahlen.

This letter agreement shall be governed and construed in accordance with the laws of the Province of Ontario, Canada, without reference to its conflict of laws.

Yours truly,

COULTER PHARMACEUTICAL, INC.          We acknowledge and concur with the
                                      foregoing this 23rd day of February, 1996.

By:                                   NORDION INTERNATIONAL INC.
   --------------------------



                                      By:
                                         --------------------------


[*] Confidential Treatment Requested

[COULTER PHARMACEUTICAL LOGO]


To:      Graham Duncan - MDS- Nordion

From:    M. Buckley

Subject: Authorization of Expenditure for Third Hot Cell in Primary Facility

Date:    9/30/97

cc:     D. Shock, K. Iverson, B. Harris and C. David - MDS-Nordion

This letter is authorization for the expenditure of approximately [...***...] for the design, construction and installation of a third hot cell in the primary facility to house the automated QC, inspection, labelling and packaging operations. This price includes the following general categories:

               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]

Installation is targeted to commence [...***...] with shipment from Von Gahlen -- Netherlands on or before [...***...].

The terms of payment would be as follows:

        [...***...]
        [...***...]
        [...***...]

The hot cell will be inspected at the Netherlands facility by Nordion and CPI personnel and accepted [...***...].

This should be sufficient to allow the work to being on this project. Please keep me apprised of any development that will effect either price or meeting project timelines.

Best regards,

Michael Buckley -- Manager Product Development


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
                                  EXHIBIT 1.20

                               MOVEABLE EQUIPMENT

        131 1 ANTI-B1 FACILITY
        AS OF DECEMBER 31, 1997
        MOVEABLE FIXED ASSETS



[...***...]







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
[...***...]





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
[...***...]






[*] Confidential Treatment Requested